Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALTIMMUNE, INC.

The undersigned, being the Chief Executive Officer of Altimmune, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby amend and certify as follows:

1. That the name of the Corporation is Altimmune, Inc., and that the Corporation was originally incorporated pursuant to the General Corporation Law (GCL) on April 25, 2005 under the name Healthcare Acquisition Corp.

2. That this Certificate of Amendment has been duly adopted by the Board of Directors and stockholders in accordance with the provisions of section 242 of the Delaware GCL.

The first paragraph of Article FOURTH of the Amended and Restated Certificate of Incorporation is amended and restated to read as follows:

“FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 401,000,000 of which 400,000,000 shares shall be Common Stock of the par value of $0.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $0.0001 per share.”

3. That this Certificate of Amendment shall be effective as of 5:30 p.m. EDT on April 16, 2026.

4. Except as set forth in this Certificate of Amendment, the Amended and Restated Certificate of Incorporation, as previously amended, remains in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 16th day of April, 2026.

/s/ Jerome Durso
Jerome Durso,
President and Chief Executive Officer